Exhibit 4.1

FIRST AMENDMENT TO SHAREHOLDERS AGREEMENT

This First Amendment to the Shareholders Agreement (this “Amendment”) is made and entered into as of September 14, 2020 by and among Pyxus International, Inc. (formerly known as Pyxus One, Inc.), a Virginia corporation (the “Company”), Glendon Capital Management LP, a Delaware limited partnership, on behalf of its Affiliates that hold common shares of the Company (the “Glendon Investor”), and Monarch Alternative Capital LP, a Delaware limited partnership, on behalf of its Affiliates that hold common shares of the Company (the “Monarch Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Company, the Glendon Investor and the Monarch Investor are parties to that certain Shareholders Agreement, dated August 24, 2020 (the “Agreement”), and the Glendon Investor and the Monarch Investor are each a Principal Investor thereunder and together hold a majority of the Common Shares held by the Investors;

WHEREAS, pursuant to Section 8.3 of the Agreement, the Agreement may be amended by a writing duly executed by the Glendon Investor, the Monarch Investor and the Company; and

WHEREAS, the Glendon Investor, the Monarch Investor and the Company desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.	Amendment to the Agreement. The definition of “Qualifying Investor” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Qualifying Investor” means an Investor holding an Investor Percentage Interest of at least 5.0% that has reasonably demonstrated such holding to the Company.

2.	Miscellaneous.

(a)	Ratification. Except as expressly set forth in this Amendment, the Agreement and the terms thereof remain unchanged and in full force and effect.

(b)	Miscellaneous. Sections 8.1 through 8.12 of the Agreement shall apply to this Amendment mutatis mutandis as if set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this First Amendment to Shareholders Agreement as of the date first above written.

COMPANY:

PYXUS INTERNATIONAL, INC.
(formerly known as Pyxus One, Inc.)

By:	/s/ William L. O’Quinn, Jr.
Name:	William L. O’Quinn, Jr.
Title:	Senior Vice President – Chief Legal
Officer & Corporate Secretary

[Signature Page to First Amendment to Shareholders Agreement]

INVESTORS:

Glendon Capital Management L.P., on behalf of its managed funds and accounts
By:	/s/ Haig Maghakian
Name:	Haig Maghakian
Title:	Authorized Person

[Signature Page to First Amendment to Shareholders Agreement]

INVESTORS:

Monarch Special Opportunities Master Fund Ltd
Monarch Debt Recovery Master Fund Ltd
Monarch Capital Master Partners IV LP

By: Monarch Alternative Capital LP, as investment manager
By:	/s/ Andrew Herenstein
Name:	Andrew Herenstein
Title:	Managing Principal

[Signature Page to First Amendment to Shareholders Agreement]